Exhibit 10.1
AMENDED EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN:
Celestica Inc., a corporation duly incorporated
pursuant to the laws of the Province of Ontario
(hereinafter referred to as "Celestica")
and-
Celestica LLC, a Delaware Corporation
(hereinafter referred to as "CLLC")
and-
Celestica International LP, a corporation duly incorporated
pursuant to the laws of the Province of Ontario
(hereinafter referred to as "CILP")
and-
Mr. Robert A. Mionis
(hereinafter referred to as the "Executive")
WHEREAS:
1.    All of the employees of Celestica International Inc. were transferred to a related entity, Celestica International LP, ("CILP"), as of May 12, 2018,
2.    The Executive, Celestica and CILP entered into an Executive Employment Agreement effective August 1, 2015, as amended August 1, 2016, (collectively the "Prior Agreements") for the purpose of setting forth the terms and conditions of the Executive's employment with CILP.
3.    Whereas the parties hereto wish to amend certain provisions of the Executive's employment, effective on and after the Effective Date on the terms set out in this agreement ("Agreement").
NOW THEREFORE, in consideration of the mutual covenants and promises set out herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Celestica, CILP, CLLC and the Executive agree as follows:

SECTION 1    DEFINITIONS
(a)    "Base Salary" has the meaning set out in Section 5.01.
(b)    "Benefit Plan" means the plan or plans pursuant to which health and welfare benefits are provided to the U.S. executive employees of CLLC and includes the U.S. International Benefit Plan, as amended from time to time.
(c)    "Board" means the Board of Directors of the Celestica unless otherwise specified.
(d)    "Canadian Pension Plans" means (i) the Celestica International Inc., Celestica Retirement Plan, a registered pension plan, as may be amended, replaced or discontinued from time to time in accordance with the terms thereof, and (ii) the Celestica International Inc., Supplemental Executive Retirement Plan, as may be amended, replaced or discontinued from time to time in accordance with the terms thereof, modified or amended as necessary for compliance with the requirements of Section 409A of the Code.
(e)    "Cause" means:
(i)    the existence of cause for termination of employment at common law as determined by the law of the province of Ontario, including, but not limited to, fraud, theft, dishonesty, illegality, breach of statute or regulation, conflict of interest, or gross incompetence; or
(ii)    the Executive becomes insolvent and unable to pay his debts in full, or files an assignment in bankruptcy or is adjudicated a bankrupt; or
(iii)    the Executive fails to meet any of the conditions precedent set out in Section 2.03, or
(iv)    any misrepresentation by the Executive with respect to the matters set out in Section 4.03 and 4.04; or
(v)    the Executive has breached any other material obligation under this Agreement and has failed to rectify such breach within ten (10) days of provision of written notice to do so by Celestica, CILP or CLLC.
(f)    "Change of Control" means the occurrence of any of the following after the date hereof:
(i)    the acquisition by any person (or more than one person acting as a group) of beneficial ownership of securities of Celestica which, directly or following conversion or exercise thereof, would entitle the holder thereof to cast more than fifty percent (50%) of the votes attaching to all securities of Celestica which may be cast to elect directors of Celestica, other than the additional acquisition of securities by a person beneficially owning such number of securities on the date hereof;
(ii)    a majority of the directors of Celestica are replaced during any twelve (12) month period by directors whose appointment or election was not endorsed by a majority of the directors before the date of the appointment or election, including, without limitation, as a consequence of the solicitation of proxies through a proxy circular by persons other than management; or
(iii)    the consummation of an amalgamation, arrangement, merger or other consolidation of Celestica with another company or a sale of all or substantially all of the assets of Celestica to another company pursuant to which, and such that, all the persons who, immediately prior to such consummation, beneficially owned all of the securities of Celestica which could be cast to elect directors of Celestica, immediately thereafter do not beneficially own securities of the successor or continuing company or company acquiring the assets which would entitle such persons, directly or following conversion or exercise thereof, to cast more than fifty percent (50%) of the votes attaching to all securities of such company which may be cast to elect directors of that company;
(g)    "Change of Control Period" means the earlier of the six (6) preceding the Change of Control or Celestica makes a public disclosure of such transaction that then creates a Change of Control, or two (2) years after the Change of Control.
(h)    "Code" means the U.S. Internal Revenue Code of 1986, as amended.
(i)    "Competitive Business" has the meaning set out in Section 10.03 of this Agreement.
(j)    "Confidential Information" has the meaning set out in Section 9 of this Agreement.
(k)    "Corporation" means Celestica Inc. (Celestica), and all of its subsidiaries, including, but not limited to, Celestica International Inc. (CILP), Celestica LLC (CLLC).
(l)    "CSUP" means the Celestica Share Unit Plan as may be amended, replaced, or discontinued in accordance with the terms thereof.
(m)    "CTI Plan" means the Celestica Team Incentive Plan as may be amended, replaced, or discontinued from time to time in the sole discretion of the Board.
(n)    "Effective Date" means the date on which the Executive is placed on CLLC's payroll.

(o)    "Eligible Earnings" means an amount equal to the Executive's annual Base Salary in effect immediately prior to the Termination Date, and the Executive's target payment under the CTI Plan for the current fiscal year based on target achievement of the "Corporate Results Factor" of 1.0 and an "Individual Performance Factor" at 1.0.
(p)    "Good Reason" for the voluntary termination of this Agreement by the Executive, shall mean the occurrence (without the Executive's express written consent) of any one of the following acts by Celestica, CILP or CLLC, or failure by Celestica, CILP or CLLC to act, unless, in the case of any act or failure to act described in subsections (i)-(v) below, such act or failure to act is corrected prior to the Termination Date:
(i)    the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive's position, authority, duties or responsibilities as they exist immediately prior to the time of such assignment or the diminution or adverse alteration in any material adverse respect of such position, authority, duties or responsibilities, excluding, for this purpose, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Celestica, CILP or CLLC, as applicable, after receipt of notice thereof given by Executive;
(ii)    notwithstanding any other provision of this Agreement, any reduction, or series of reductions in the Executive's Total Compensation for any fiscal year of greater than twenty percent (20%) of such Total Compensation from that made available to the Executive in the prior fiscal year. For the purpose of this Section 1(l)(ii) "Total Compensation" mean cash and equity based compensation and includes Base Salary, payments under the CTI Plan and awards under the LTIP and CSUP and excludes payments made under Section 5.04 and 5.06;
(iii)    the failure by CLLC to pay to the Executive any portion of the Executive's current compensation within thirty (30) days of the date such compensation is due;
(iv)    save and except where CLLC implements a change to the Benefit Plan and Pension Plans that applies to all of its employees in receipt of such benefits, the failure by CLLC to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under the Benefit Plan and Pension Plans in which the Executive is participating immediately prior to the time of such failure or the taking of any other action by CLLC which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to the time of the taking of such action; and

(v)    the failure by the Corporation to obtain the assumption of this Agreement to perform this Agreement by any successor.
(q)    "Income Tax Act" means the Income Tax Act (Canada) and any regulations thereunder, as amended from time to time.
(r)    "Intellectual Property" shall have the meaning as set forth in Section 11.02.
(s)    "LTIP" means the Celestica Inc. Long Term Incentive Plan as may be amended, replaced, or discontinued in accordance with the terms thereof.
(t)    "Moral Rights" shall have the meaning as set forth in Section 11.03.
(u)    "Pension Plans" means (i) the Celestica 401(k) Retirement Plan, as may be amended, replaced, or discontinued from time to time in accordance with the terms thereof, and (ii) the Celestica Corporation Supplemental Executive Retirement Plan, as may be amended, replaced, or discontinued from time to time in accordance with the terms thereof.
(v)    "Potential Change of Control" shall be deemed to have occurred if any one of the following occurs:
(i)    Celestica enters into a binding agreement, the consummation of which would result in the occurrence of a Change of Control; or
(ii)    Celestica publicly announces an intention to take or to consider taking action which, if consummated, would constitute a Change of Control; or
(iii)    the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.
(w)    "Potential Change of Control Period" shall commence upon the occurrence of a Potential Change of Control and shall lapse immediately following the first to occur of:
(i)    a Change of Control; or
(ii)    The earlier of six months preceding the Change of Control or the public disclosure by Celestica of such transaction that then creates a Change of Control.
(x)    "Trade Secrets" means detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future, and contemplated products, services, operations and marketing techniques and procedures of the Corporation, including, without limitation, business plans, inventions, pending and undisclosed patents and patent applications, proprietary business methods and proprietary manufacturing operations, proprietary product and proprietary manufacturing information, know how, and information relating to addresses, preferences, needs and requirements of past, present, and prospective clients, customers, suppliers, and employees of the Corporation.
(y)    "Termination Date" means the date upon which the Executive ceases to be employed by CILP and CLLC and, in the case of the termination of the Executive's employment other than for willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned by the employer, such term includes the minimum statutory notice period pursuant to the ESA.
(z)    "Without Cause" means the termination of the Executive's employment other than for Cause and other than for willful misconduct, disobedience, or willful misconduct, neglect of duty that is not trivial and that has not been condoned by the Corporation.
SECTION 2 POSITION, TERM AND CONDITIONS PRECEDENT
2.01    Position. The Executive commenced employment with CILP and became President and Chief Executive Officer of Celestica on August 1, 2015. To facilitate the amendments as outlined herein, the Executive will be put on the CLLC payroll on the Effective Date. By the amendments hereto, the Executive remains an employee of CILP and becomes an employee of CLLC. For clarity, the Executive's employment is with both CILP and CLLC, jointly, and he shall continue to report to the Board as outlined below.
The Executive will perform his duties for CLLC from his office in New Hampshire USA.
The Executive will continue to hold the position of President and Chief Executive Officer of Celestica and CILP in accordance with the terms set out in this Agreement. The Executive will perform his duties for Celestica and CILP primarily from the Celestica's head office in the Greater Toronto Area, Ontario, with frequent travel to the various jurisdictions where the Corporation has operations.
2.02    Term. The Executive's employment shall be for an indefinite period, subject to termination in accordance with Section 7 or 8 of this Agreement.
2.03    Conditions Precedent. This Agreement is conditional on:
(a)    the Executive maintaining all work permits and other approvals required to perform duties and responsibilities for and to Celestica and CILP as contemplated in this Agreement in Canada. Celestica undertakes to use best efforts to assist the Executive in obtaining and maintaining work permits and other approvals as contemplated by this Section 2.03(a) as further specified in Section 5.14; and
(b)    the Executive being in good standing with all applicable securities commissions.

SECTION 3 RESPONSIBILITIES, REPORTING AND LOCATION
3.01    Responsibilities. The Executive shall serve CLLC, CILP and the Corporation in such capacities, and shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation, as may be determined from time to time by the Board consistent with the offices of the Executive. It is acknowledged and agreed that the duties and responsibilities of the Executive may be adjusted from time to time by the Board as the Board. acting reasonably, may determine to be appropriate. Without limitation of the foregoing, the Executive shall occupy the office of President and Chief Executive Officer of Celestica and shall:
(a)    devote all of the Executive's business time and attention and the Executive's best efforts to the business and affairs of the Corporation;
(b)    perform those duties that may reasonably be assigned to the Executive diligently and faithfully to the best of the Executive's abilities and in the best interests of the Corporation; and
(c)    use the Executive's best efforts to promote the interests and goodwill of the Corporation.
3.02    Reporting. In his capacity as President and Chief Executive Officer of Celestica. the Executive shall report to the Chairperson of the Board.
3.03    Location. The Executive shall devote not less than 40-60% of his time providing services to CILP and Celestica while working from Celestica's head offices located in the Greater Toronto Area, Ontario. The Executive shall perform his duties for CLLC from his office in New Hampshire, U.S.A.
3.04    Resignation as Officer or Director. Notwithstanding any provision of this Agreement or any other agreement or document to the contrary, the Executive shall be deemed to resign as an officer and director of Celestica and all other applicable subsidiaries contemporaneously with the termination of his employment pursuant to Section 6, 7 or 8 of this Agreement, and shall, immediately upon request by the Corporation, sign any and all documents necessary to give effect to such resignation.
3.05    Existing Board Appointments. The Executive shall not serve on any boards of directors without prior written approval from the Chairperson of the Board.
SECTION 4 STANDARD OF PERFORMANCE AND FIDUCIARY DUTY
4.01    Standard of Performance. The Executive shall perform his duties in accordance with the bylaws and policies of the Corporation, and all applicable laws and regulations. The Executive acknowledges that he has received a copy of Celestica's Business Conduct Governance policy ("BCG Policy"), the LTIP, the CSUP, Insider 4.01 Trading Policy, Share Ownership Policy, and the Policy on Outside Directorships for Executives.

Except as otherwise provided in Section 3.05 while employed under this Agreement the Executive shall devote all of his time, attention and ability to the business and affairs of the Corporation and shall use his best efforts to promote and further the business, profitability, and reputation of the Corporation.
4.02    Fiduciary Duty. The Executive agrees to act diligently, loyally and in a trustworthy manner to the best of his skill and ability. The Executive acknowledges that he is a fiduciary of the Corporation, and that he shall at all times act in the best interests of the Corporation.
4.03    Conflict of Interest. The Executive shall ensure that his direct or indirect personal interests do not, whether potentially or actually. conflict with the interests of the Corporation. The Executive agrees to promptly report any potential or actual conflicts of interest to the Chairperson of the Board in accordance with, and subject to, the BCG Policy. The Executive represents and warrants to the Corporation that he is not subject to any constraints or restrictive covenants of any kind that would prevent him from performing the duties and responsibilities contemplated under this Agreement or from devoting his full time and attention to the affairs of the Corporation.
4.04    Representation by Executive. The Executive agrees that during his employment under this Agreement, he shall not breach any obligation of confidentiality or non-solicitation or non-competition he may have to any former employer or pursuant to any agreement with a third party to which he is bound. For greater certainty, the Executive agrees that he shall not bring with him in the performance of his duties hereunder, any confidential information, trade secrets, equipment, computer software or intellectual property of any former employer or customer of any former employer which are not generally available to the public. unless the Executive has first obtained written authorization for its possession and use and provided confirmation in writing of such authorization to the Corporation. The Executive acknowledges that the Corporation has relied upon the representations outlined in this Section 4.04, and agrees that any intentional or reckless misrepresentation of a material nature shall be considered Cause for termination.
4.05    Share Ownership Requirements. The Executive acknowledges that he has received a copy of the Celestica Executive Share Ownership Guidelines and agrees to be bound by such Guidelines, as amended from time to time. Following the Executive's cessation of employment under this Agreement for any reason, the Executive shall be required to retain share ownership at the level specified in the Share Ownership Guidelines on his Termination Date for the twelve (12) month period immediately following his Termination Date.
4.06    Restrictions on Trading Corporate Shares. The Executive acknowledges that he has received a copy of the Celestica Trading Policy for Senior Managers and agrees to be bound by such Policy, as amended from time to time. The Executive agrees to not pledge any shares of the Corporation that he holds.

SECTION 5 COMPENSATION AND BENEFITS AND PERQUISITES
5.01    Base Salary. Effective on and after the Effective Date, CLLC shall pay the Executive an annual base salary, in an amount approved by the Board ("Base Salary"). The Base Salary shall be paid in accordance with CLLC's regular payroll practices.
5.02    Service as a Director. The Executive shall not receive any additional compensation for his service as a director of Celestica or any subsidiary.
5.03    Celestica Team Incentive Payment (CTI Plan). In addition to the Base Salary, CLLC shall pay the Executive an incentive payment, calculated and payable in accordance with the CTI Plan. based on a target incentive as approved by the Board and the attainment of certain corporate and individual performance objectives to be specified by the Board in each particular year. The amount payable under the CTI Plan is variable and it is possible that a nil amount could be payable. Payment of any annual incentive payment under the CTI Plan by CLLC shall at all times be subject to the terms of the CTI Plan.
5.04    Equity Based Compensation. The Executive shall be eligible for annual grants under the LTIP and/or CSUP, as determined by the Board.
Nothing in this Agreement shall be interpreted as restricting the ability of the Corporation, acting through the Board, to amend, replace, or discontinue the LTIP and/or CSUP.
Sections 7.02, 14.02 and 21.09 of the current LTIP will not apply to any "Options," Restricted Share Units ("RSUs") or Performance Share Units ("PSUs"), (each as defined in the LTIP) granted to the Executive under the LTIP. Instead,
(i)    notwithstanding Section 7.1 of the LTIP, if the Executive's employment is terminated at any time Without Cause all outstanding Options shall vest on the Termination Date and may be exercised in accordance with the terms of the LTIP;
(ii)    notwithstanding Section 21 of the LTIP, if the Executive's employment is terminated at any time Without Cause, all outstanding RSUs and PSUs shall vest on the Termination Date. All PSUs shall vest as if the target level of performance specified in the conditions attaching to the Grant of the PSUs had been achieved as of the Termination Date;
(iii)    In the event the Executive resigns for Good Reason within the Change of Control Period or the Potential Change of Control Period, all outstanding RSUs and PSUs shall be governed in accordance with Section 6.02 of this Agreement.
Section 7.08 of the current CSUP will not apply to RSUs and PSUs granted to the Executive under the CSUP. Instead, notwithstanding Sections 6 and 7 of the CSUP, if

(A) the Executive's employment is terminated at any time Without Cause, or (B) the Executive resigns for Good Reason within the Change of Control Period or the Potential Change of Control Period, all outstanding RSUs or PSUs shall vest on the Termination Date. All PSUs shall vest as if the target level of performance specified in the conditions attaching to the Grant of the PSUs had been achieved as of the Termination Date.
5.05    Pension Plans. Commencing on the Effective Date the Executive shall be eligible to participate in the Pension Plans, in accordance with the terms of such Pension Plans. Nothing in this Agreement shall be interpreted as restricting the ability of the Corporation to amend, replace or discontinue the Pension Plans.
The Executive shall cease to accrue benefits in the Canadian Pension Plans on the Effective Date.
Notwithstanding the terms of the Celestica International Inc. Supplemental Executive Retirement Plan (the "Canadian Supplemental Plan"), in exchange for the Executive being credited a notional account balance in the Celestica Corporation Supplemental Executive Retirement Plan (the "U.S. Supplemental Plan") in an amount equal to the balance held in his account in the Canadian Supplemental Plan (using an exchange rate on the date of the exchange), the Executive shall have no further right or entitlement to any payment from the Canadian Supplemental Plan. The parties agree to affect such exchange as soon as reasonably practicable after the Effective Date, to the extent possible, in a manner that complies with, or is exempt from, the requirements of "Section 409A" (as defined below). If the exchange cannot be completed in a manner that is exempt from, or complies with, the requirements of Section 409A, then the Executive's entitlements under the Canadian Supplemental Plan for service prior to the Effective Date shall remain payable from the Canadian Supplemental Plan.
5.06    Benefits. The Executive shall be eligible to participate in the Benefit Plan in accordance with the terms of the Benefit Plan subject to the following:
(a)    Executive Medical. CLLC will provide the Executive with access to an annual executive medical examination. CLLC will pay for the cost of such examination;
(b)    Benefit Plan. Commencing on the Effective Date the Executive, and his spouse and children, shall be enrolled in the Benefit Plan in place from time to time and subject to the terms of the plan.
(c)    Enhanced Life Insurance. CLLC shall make available to the Executive enhanced life insurance coverage for the period he is actively at work with CLLC, to provide for life insurance coverage at a rate of three (3) times the Executive's Base Salary to a maximum of USA $1,500,000. The Executive shall notify CLLC if he wishes to elect to receive such coverage; and

(d)    Enhanced Long Term Disability Benefits. CLLC shall make available to the Executive enhanced long term disability coverage of sixty percent (60%) of the Executive's Base Salary to a maximum monthly benefit amount of USA $25,000.
Nothing in this Agreement shall be interpreted as restricting the ability of CLLC to amend or discontinue the Benefit Plan.
5.07    Vacation. The Executive shall be entitled to four weeks' paid vacation in each completed year of employment under this Agreement pro-rated for partial years. Such vacation must be taken at a time or times acceptable to the Corporation having regard to its operations. All vacation entitlement must be taken in the year it is granted. The Executive shall not be entitled to carry forward any unused vacation to a future year, and any such unused vacation shall be forfeited. Notwithstanding the foregoing, the Executive shall receive no less vacation each year than is required under the ESA.
5.08    Expenses. The Executive shall be reimbursed for all reasonable travelling, entertainment and other out-of-pocket business expenses actually and properly incurred by him in connection with his duties hereunder as permitted under the Corporation's expense policy in place from time to time and as may be amended or discontinued in the sole discretion of the Corporation or the Board. For all such expenses in respect of which the Executive seeks reimbursement, the Executive shall furnish to CLLC or CILP, as applicable, detailed statements satisfactory to them evidencing the claimed expense, its amount and proof of payment, as and when required by them. The Executive will be reimbursed by CLLC or CILP, as applicable, depending on whether the expense was incurred in relation to his performance of duties for a specific subsidiary.
Notwithstanding Celestica's expense policy, the Executive shall be reimbursed for business class travel for all airfare within North America, domestic continental USA, or globally including travel between the Executive's New Hampshire's office location and Celestica's Head office in Toronto, Ontario.
The Executive's spouse and child (ren) shall be reimbursed for airfares between Ontario. Canada and New Hampshire, USA to a maximum of USA $50,000 until the maximum travel allowance is used. Any such reimbursement shall be made no later than March 15th of the year following the year in which the Executive incurs the expense.
5.09    Living Accommodations. CILP shall pay for the Executive's housing accommodation while he is working at Celestica's head office in the Greater Toronto Area, Ontario, to an annual maximum of CAD $100,000.
5.10    Relocation. CILP will pay for relocation expenses for the Executive in accordance with its Relocation Policy ("Relocation Policy") in order to facilitate the Executive's living accommodation while he is working at Celestica's head office in the Greater Toronto Area, Ontario. In the event of a termination of this Agreement prior to the Executive's fifth (5th) anniversary of employment, in accordance with the Relocation Policy, CLLC will pay for the Executive to ship all moveable property, and airfare for the Executive, to intercontinental U.S.A.
5.11    Tax Assistance. CLLC shall arrange for tax advice and preparation for the Executive's Canadian and USA tax filings, for the duration of this Agreement. It is understood that this may be considered a taxable benefit.
5.12    Section 409A. The parties agree that it is their intent that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively "Section 409A") to the extent applicable, and this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event shall the Corporation have any liability to the Executive or any other person due to the failure of this Agreement or any payment or benefit hereunder to comply with or be exempt from Section 409A.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered "nonqualified deferred compensation" under Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." If the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided prior to the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (ii) the date of the Executive's death (as applicable, the "Delay Period"). All payments and benefits delayed pursuant to this Section 5.12 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
5.13    Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in- kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to the Executive shall in no event be paid later than the end of the year next following the year in which the Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within seventy-five (75) days following the Executive's Termination Date"), the actual date of payment within the specified period shall be within the sole discretion of the Corporation.
5.14    Work Visa. Upon receipt of any required information and documentation from the Executive, Celestica, CILP or CLLC or any one of them, shall and at its or their expense, make all necessary arrangements with respect to the application for such approvals and permits as are required for the Executive to work in Canada.
5.15    Annual Review of Compensation and Benefits. On an annual basis the Board shall review the terms of the Executive's compensation and benefits and may change such terms as in the sole discretion of the Board is necessary and appropriate to maintain competitive advantage in the marketplace.
5.16    Unilateral Right to Amend or Terminate Employee Plans. For greater certainty and without limitation to the provisions of the relevant plans and policies, the Executive acknowledges and agrees that the Corporation reserves the right in its sole discretion to unilaterally amend or terminate any employee plan, program, arrangement or policy in which the Executive participates or may become eligible to participate without notice or compensation to the Executive including, without limitation, the CTI Plan, LTIP, CSUP, the Canadian Pension Plans, the Pension Plans and Benefit Plans.
SECTION 6 CHANGE OF CONTROL OR POTENTIAL CHANGE OF CONTROL
6.01    Upon a Change of Control or Potential Change of Control, the Executive's employment will continue in accordance with the terms and provisions of this Agreement, on the same terms and conditions which were in effect immediately prior to the Change of Control or Potential Change of Control, or on such other terms as may be subsequently agreed upon in writing between CLLC, CILP and the Executive.
6.02    If the Executive's employment is terminated Without Cause, under this Agreement and during the Change of Control Period or the Potential Change of Control Period, the Executive shall:
(a)    be entitled to severance payable by CLLC as follows:
(i)    Base Salary up to and including the Termination Date;
(ii)    A lump sum payment equal to three (3) years of Base Salary;

(iii)    a lump sum payment equal to three (3) years of target CTI:
(iv)    any payments under the CTI Plan in respect of the fiscal year preceding the fiscal year in which the Termination Date falls, if such amount has not already been paid to the Executive;
(v)    vacation pay earned but unpaid up to and including the Termination Date and for the statutory notice period as required by the ESA;
(vi)    a lump sum payment equal to three (3) times the contributions/credits allocated to the Pension Plans on the Executive's behalf in the year preceding the Termination Date less the contributions CLLC is required to make to the Pension Plans pursuant to Section 6.02(d) below.
(b)    be entitled to continued benefits coverage under the Benefit Plan and perquisites as set out in Section 5 for the statutory notice period pursuant to the ESA only. Following the end of the statutory notice period, the Executive shall continue to have medical benefits at similar coverage levels as existed immediately preceding the Change in Control for a two (2) year period by the purchasing company or with a third party insurance policy;
(c)    if, as of the Termination Date or during the statutory notice period, the Executive is approved for short-term disability or long-term disability benefits, the lump sum payment amounts specified in Section 6.02(a)(iii) and (b) shall be reduced by all such disability payment(s) received by the Executive. The Executive agrees to reimburse CLLC for any overpayment under Section 6.02(a)(iii) and (b) resulting from his receipt of disability payment(s) after the payments in Section 6.02(a)(iii) and (b) are made to the Executive;
(d)    shall participate in the Pension Plans for the statutory notice period as required under the ESA only;
(e)    shall not be entitled to any new grants under the LTIP, CSUP or other Company equity plan in place at the time, as amended in Section 6.02, (e) (i), (ii) and (iii) of this Agreement as follows;
(i)    If the PSU grants are within twelve (12) months from the Change of Control date (or Termination Date), then the related PSUs will be accelerated to the Change of Control date (or Termination Date) and vest based on target performance unless actual performance at the time of Change of Control has exceeded target performance in which case actual performance shall vest; or
(ii)    If the PSU grants are within thirteen (13) to thirty-six (36) months from the Change of Control date (or Termination Date), then all outstanding related PSUs will be accelerated to the Change of Control date (or the

Termination Date) and will vest based on a performance factor of at least target performance (i.e., 100%) or actual performance. Actual performance of the PSU will be defined by evaluating the metrics associated with the PSU grant; and
(iii)    The Board will approve the performance factor based on the above general framework and it shall retain unfettered discretion in consideration of other appropriate factors.
(iv)    at no time shall the Executive receive less than his statutory entitlements pursuant to the ESA.
(v)    In the event the Executive's employment is terminated for Cause he shall receive his statutory minimum entitlements pursuant to the ESA only.
6.03    The Executive acknowledges and agrees that the payments and benefits described in Section 6 herein constitute reasonable compensation in lieu of notice of the termination of his employment, and are inclusive and exhaustive of any vacation pay, termination pay, severance pay and entitlements that may be owing under the ESA, any other statute, or contract, including, but not limited to, the employment laws and statutes of Ontario and New Hampshire, U.S.A. Upon CLLC providing the Executive with such payments and benefits, and upon full compliance with the ESA, the Executive shall not be entitled to any further notice, payment in lieu of notice, termination pay, severance pay, damages, vacation pay, benefits, bonus, costs or compensation in respect of his employment or the termination thereof, whether under statute, common law or contract.
6.04    All minimum statutory payments referenced under this Section 6 shall be paid within the time required under the ESA. Subject to Section 5.12 and 5.13, all remaining lump sum amounts payable to the Executive under this Section 6 shall be made in a cash payment, less all applicable statutory deductions and withholdings, within seventy-five (75) days following the Executive's Termination Date.
SECTION 7    TERMINATION OF EMPLOYMENT AND RESIGNATION
7.01    Termination of employment. This Agreement and the Executive's employment may be terminated by the way of notice issued by the Board any time:
(a)    for Cause, as provided for in Section 7.02: and
(b)    Without Cause, as provided for in Section 7.03.
7.02    Termination of Employment for Cause. In the event of the termination of the Executive's employment for Cause for reasons other than that the Executive is guilty of willful misconduct. disobedience or willful neglect of duty that is not trivial and that has not been condoned by the employer as set out in the ESA, the Executive shall receive the amounts owed to him up to and including the Termination Date and for the minimum statutory notice period pursuant to the ESA, payable by CLLC and nothing further. For greater certainty, unless otherwise require by the ESA, there shall be no other obligations owed to the Executive, and, for clarity, without limiting the foregoing, the Executive shall not be entitled to any payment under the CTI Plan not already paid on or before the Termination Date, and in accordance with the LTIP and CSUP Plans. All unvested grants will be forfeited.
7.03    Termination of Employment Without Cause.
(a)    The Executive's employment and this Agreement may be terminated Without Cause at any time. In such event, and at the discretion of the Board exercised in compliance with all statutes and laws, including, but not limited to, the ESA and the Ontario Human Rights Code, the Executive agrees and accepts that he shall not be provided with working notice and instead shall be provided with pay in lieu of notice and severance pay by CLLC and other amounts as outlined below:
(i)    The Executive's Base Salary up to and including the Termination Date;
(ii)    A lump sum payment equal to any payments under the CTI Plan in respect of the fiscal year preceding the fiscal year in which the Termination Date falls, if such amount has not already been paid to the Executive;
(iii)    The Executive shall receive, by way of lump sum payment, an amount equal to two (2) times Eligible Earnings which payment includes pay in lieu of notice and severance as required by the ESA;
(iv)    The Executive shall receive vacation pay earned but unpaid up to and including the Termination Date and for the statutory notice period as required by the ESA, only.
(v)    The Executive shall be entitled to continued benefits coverage under the Benefit Plan and perquisites as set out in Section 5 for the statutory notice period pursuant to the ESA, only. Following the end of the statutory notice period, the Executive shall receive a onetime lump sum payment of USA $100,000 in lieu of all future benefits and perquisites.
(vi)    The Executive shall participate in the Pension Plans for the statutory notice period as required under the ESA only.
(vii)    The Executive shall be entitled to a lump sum amount equal to two (2) times the contributions/credits allocated to the Pension Plans on the Executive's behalf in the year preceding the Termination Date less the contributions CLLC is required to make to the Pension Plans pursuant to Section 7.03(a)(vi) above.

(viii)    if, as of the Termination Date or during the statutory notice period, the Executive is approved for short-term disability or long-term disability benefits, the lump sum payment amounts specified in Section 7.03(a)(ii) and (v) shall be reduced by all such disability payment(s) received by the Executive. The Executive agrees to reimburse CLLC for any overpayment under Section 7.03(a)(ii) and (v) resulting from his receipt of disability payment(s) after the payments in Section 7.03(a)(ii) and (v) are made to the Executive.
(ix)    The Executive shall not be entitled to any grants under the LTIP or CSUP following the Termination Date. The Executive shall be entitled to payments under the LTIP and CSUP in accordance with the terms thereof, as amended under this Agreement.
(x)    At no time shall the Executive receive less than his statutory entitlements pursuant to the ESA.
The Executive acknowledges and agrees that the payments and benefits described in Section 7.03 herein constitute reasonable compensation in lieu of notice of the termination of his employment, and are inclusive and exhaustive of any vacation pay, termination pay, severance pay and entitlements that may be owing under the ESA, any other statute, or contract, including, but not limited to, the employment laws and statutes of Ontario and New Hampshire, U.S.A. Upon CLLC providing the Executive with such payments and benefits, and upon full compliance with the ESA, the Executive shall not be entitled to any further notice, payment in lieu of notice, termination pay, severance pay, damages, vacation pay, benefits, bonus, costs or compensation in respect of his employment or the termination thereof. whether under statute, common law or contract.
7.04    Death of Executive. This Agreement shall automatically terminate if the Executive dies during the term of this Agreement. In that event, no compensation shall be owed to the Executive or his estate other than amounts owed up to the date of death, if any, and any amounts that may be owing under the ESA. The Executive's spouse and/or beneficiaries will be entitled to amounts owing under the terms of the Pension Plans, LTIP, CSUP and Benefit Plan, as applicable. The Executive's estate shall also be entitled to any payments under the CTI Plan in respect of the fiscal year preceding the fiscal year in which the Executive died if such amount has not already been paid to the Executive.
7.05    Resignation by Executive. The Executive shall be entitled to terminate this Agreement and his employment with CLLC and CILP, at any time and for whatever reason, upon providing three (3) months' written notice to the Board. The Board shall be entitled, in its sole discretion, to accept such resignation effective immediately and elect to have CLLC pay to the Executive the applicable Base Salary during the three (3) month resignation notice period and such election shall not constitute a termination from employment for any reason. The Executive shall be entitled to payments under the Pension Plans and the LTIP and CSUP, if any, in accordance with the terms thereof, as amended under this Agreement. The Corporation shall have no other obligations to the Executive and, for clarity, without limiting the foregoing, the Executive shall not be entitled to any payment under the CTI Plan not already paid on or before the Termination Date. The Executive shall also receive a lump sum amount equal to any payments under the CTI Plan in respect of the fiscal year preceding the fiscal year in which the Termination Date falls if such amount has not already been paid to the Executive.
7.06    Retirement by the Executive. In the event of the retirement of the Executive, the Executive shall provide written notice to the Board no less than six (6) months in advance of the retirement date ("Retirement Date"). The Board shall be entitled, in its sole discretion, to accept such retirement effective immediately or at any date sooner than the end of the Retirement Date and elect to have CLLC pay to the Executive the applicable Base Salary during the remaining retirement notice period and such election shall not constitute a termination from employment for any reason. If the Executive retires from his employment with CLLC and CILP, the Executive shall be entitled to payments under the Pension Plans, the CTI Plan, the LTIP and CSUP, if any, in accordance with the terms thereof, as amended under this Agreement. The Executive shall also be entitled to any payments under the CTI Plan in respect of the fiscal year preceding the fiscal year in which the Termination Date falls if such amount has not already been paid to the Executive.
7.07    Disability. In any of the following circumstances, the Executive's employment shall be deemed to be frustrated at the discretion of Celestica, CILP or CLLC, and in such event the Corporation shall, notwithstanding any other provisions contained in this Agreement, have no obligation to make payments to the Executive for notice of termination or severance, or any other payment, whether under statute, or contract, or otherwise, other than the amounts accrued but unpaid up to the last day the Executive is actively at work, if any, and any amounts that may be owing for notice of termination or severance pay under the ESA:
(a)    the Executive becomes eligible for long-term disability benefits under the Corporation's disability policy provided the election to end the Executive's employment will not result in a discontinuance of long-term disability benefits;
(b)    a majority of the Board determine that the Executive has been unable, due to illness, disease, mental or physical disability or similar cause. to fulfill his obligations as an executive or officer or director of Celestica, CILP or CLLC either and the Executive is not able to perform the essential functions of the job either with, or without, reasonable accommodation,:
(i)    for any consecutive twelve (12) month period; or
(ii)    for any period of sixteen (16) months (whether or not consecutive) in any consecutive twenty-four (24) month period; or
(iii)    upon the reasonable request by the Board, the Executive shall participate in an independent medical examination and in the event such independent medical examination concludes that the Executive is unable to fulfill his obligations due to a medical reason for a period of six (6) months or more; or
(iv)    a court of competent jurisdiction has declared the Executive to be mentally incompetent or incapable of managing his affairs.
In such case, the Executive shall be entitled to payments under the Pension Plans and the LTIP and CSUP following his Termination Date in accordance with the terms thereof, as amended under this Agreement. The Executive shall also be entitled to any payments under the CTI Plan in respect of the fiscal year preceding the fiscal year in which the Termination Date falls if such amount has not already been paid to the Executive.
For the purpose of Section 7.07 of this Agreement, "Termination Date" shall mean the earlier of any of the occurrences of the events in 7.07(a),(b) (i)-(iv).
7.08    In the event of the occurrence of Section 7.07(b) (i), (ii), and (iv) and the Executive does not qualify for long-term disability benefits through no fault of the Executive and for reasons wholly unrelated to non-compliance with the terms of the applicable policy, CLLC shall pay to the Executive a one-time lump sum payment equivalent to twelve (12) months Base Salary in addition to the payments referred to in Section 7.07.
7.09    Return of Property. Upon any termination of this Agreement, the Executive must at once deliver or cause to be delivered to the Corporation. all data, equipment (including computer, telephone and mobile/smartphone/tablet computer), books, documents, effects, money, security or other properties belonging to the Corporation or Corporation or for which the Corporation is liable to others, which are in the possession, charge, control or custody of the Executive.
7.10    All minimum statutory payments referenced under this Section 7 shall be paid within the time required under the ESA. Subject to Section 5.12 and 5.13, all remaining lump sum amounts payable to the Executive shall be made by a cash payment, less all applicable statutory deductions and withholdings, within seventy-five (75) days following the Executive's Termination Date unless otherwise require by the ESA.
7.11    This provision is to be construed in accordance with Sections 280G and 4999 of the Code. If any portion of the payment which the Executive is entitled to receive under the terms of this Amended Agreement constitutes a "parachute payment" as defined by Section 280G and/or Section 4999 of the Code, then such payment(s) will be subject to reduction such that the Executive receives the greater of (a) the full amount of the payment which constitutes a "parachute payment" or (b) the amount which yields to the Executive the greatest after-tax benefit, after taking into account any excise tax imposed on the payment under the provisions of the Code.

SECTION 8    TERMINATION BY THE EXECUTIVE FOR GOOD REASON
8.01    Upon termination of this Agreement by the Executive for Good Reason during the Change of Control Period or Potential Change of Control Period, the Executive shall be entitled to the payments set out Section 6.
Upon termination of this Agreement by the Executive for Good Reason at a time other than during a Change of Control Period or Potential Change of Control Period, the Executive shall be entitled to the payments set out Section 7.03.
8.02    Any termination of employment by the Executive for Good Reason shall:
(a)    be communicated in writing by the Executive;
(b)    indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail any facts and circumstances claimed to provide a basis for the termination of the Executive's employment under the provision so indicated; and
(c)    be delivered to the Chairperson of the Board within ninety (90) days of the Executive becoming aware of the act or failure to act giving rise to the Good Reason. The Executive shall not be required to report to work or perform services for the Corporation subsequent to the receipt of the Executive's notice of termination.
The Corporation shall have sixty (60) days to correct the facts and circumstances claimed to provide the basis for the Executive's termination under this Section 8, in which case the Good Reason shall be deemed to have not occurred.
SECTION 9 CONFIDENTIALITY
9.01    The Executive acknowledges and agrees that in the performance of his duties, the Executive will be acting in a fiduciary capacity and will acquire detailed and Confidential information regarding the Corporation's customers, vendors, suppliers, operations, products, and the Corporation's current and anticipated business activity.
9.02    The Executive acknowledges and agrees that "Confidential Information" means information in recorded or unrecorded form that is not generally available to the public and is generated, collected, or used in the course of the Corporation's current and anticipated business activity and information provided to the Corporation by third parties, which the Corporation is obligated to keep confidential. The Executive understands that Confidential Information does not need to be expressly marked as confidential to be protected under this Agreement.
9.03    The Executive further understands and agrees that Confidential Information includes, but is not limited to, Trade Secrets, business and marketing plans or strategies and methods of obtaining business, methods of operation, software and computer programs developed by the Corporation for use in its business, bids and proposals, client lists, lists of suppliers, lists of vendors, plans and specifications, personal information of employees, purchasing and internal cost information, operating manuals, fee amounts, pricing and billing policies, quoting procedures, financial information, forecasts and forecast assumptions and volumes, contracts, client information, quantity and specifications of services purchased, leased, licensed or received by clients.
9.04    Confidential Information does not include "Trade Knowledge" which for the purposes of this Agreement means information about processes, techniques and ideas which are commonly known by professionals in the Executive's trade or occupation.
9.05    The Executive shall not, directly, or indirectly, disclose, use, copy, communicate or transfer any Confidential Information to any third party without the Corporation's prior written permission, or except as may be necessary in the proper discharge of his duties. The Executive shall not transfer Confidential Information through an electronic mail account or other similar means that are not administered by the Corporation.
9.06    The Executive will take all reasonable precautions that the Corporation currently requires or may in the future require. and take reasonable steps to protect Confidential Information from unauthorized use, transfer and disclosure by other employees and individuals.
9.07    After the cessation of the Executive's employment, for any reason, the Executive shall not use, copy, transfer, communicate or disclose Confidential Information for any reason except with the Corporation's prior written permission.
9.08    The Executive acknowledges and agrees that all Confidential Information, whether in electronic or physical from, shall be the exclusive property of the Corporation or the owner thereof and constitutes valuable Trade Secrets of its owner which the owner is entitled to protect. The Executive agrees to immediately deliver all Confidential Information, whether in electronic or physical form, and all Corporation property to the Corporation upon request at any time during his employment, or at the time of the Executive's cessation of employment for any reason.
9.09    Survival. The Executive acknowledges and agrees that the provisions of this Section 9 shall continue in force and survive the cessation of the Executive's employment whether occasioned by resignation, retirement, or termination for any reason.
SECTION 10     NON-SOLICITATION AND NON-COMPETITION
10.01    Non-Solicitation of Customers/Vendors/Suppliers
(a)    The Executive acknowledges and agrees that during his employment and for a twenty-four (24) month period following the cessation of the Executive's employment under this Agreement for any reason. the Executive shall not without the prior written consent of the Corporation. individually or in conjunction with any person or entity, directly or indirectly, solicit, induce, interfere with or endeavour to entice away from the Corporation any customer of the Corporation with whom the Executive had business or professional dealings on behalf of the Corporation in the twenty-four (24) months preceding the cessation of the Executive's employment.
(b)    The Executive acknowledges and agrees that during his employment and for a twenty-four (24) month period following the cessation of the Executive's employment under this Agreement, for any reason, the Executive shall not without the prior written consent of the Corporation, individually or in conjunction with any person or entity, directly or indirectly, solicit, induce, interfere with or endeavour to entice away from the Corporation any vendor or supplier of the Corporation with whom the Executive had business or professional dealings on behalf of the Corporation in the twenty-four (24) months preceding the cessation of the Executive's employment for the purpose of having such individual, entity or organization cease providing services or products to the Corporation or to redirect business or opportunities to the Executive or a Competitive Business.
10.02    Non-Solicitation of Employees
(a)    The Executive further acknowledges and agrees that, during the course of his employment with the Corporation and for a twenty-four (24) month period following the cessation of his employment under this Agreement for any reason, the Executive shall not, individually or in conjunction with any person or entity, directly or indirectly, solicit or induce any person who is employed by or is under contract with the Corporation at the time of the cessation of his employment with the Corporation, and who directly or indirectly reported to the Executive or with whom the Executive worked directly in the twenty- four (24) months preceding the cessation of the Executive employment, to cease employment with, or providing services to, the Corporation.
10.03    Non-competition.
The Executive acknowledges and agrees that the Corporation operates on a worldwide basis. The Executive further acknowledges and agrees that the Corporation's business is built upon the confidence of and relationships with its customers, suppliers and/or vendors and that all of the goodwill arising out of the Executive's acquaintances with customers, vendors and/or suppliers shall be the sole and exclusive property of the Corporation. The Executive further recognizes and acknowledges that, as the President and Chief Executive Officer of the Corporation he will have extensive knowledge of and contact with the Corporation's customers, suppliers, vendors, agents, and employees. The Executive further acknowledges that the Corporation has a material interest in preserving the relationship it has developed with its customers, vendors, suppliers, agents, and employees against impairment by the competitive activities of a former employee, both during the employment relationship and for a reasonable period of time after the cessation of employment.

(a)    The Executive therefore acknowledges and agrees that during the course of his employment with the Corporation and for a twenty-four (24) month period following the cessation of his employment under this Agreement for any reason, the Executive shall not without the prior written consent of the Corporation, directly or indirectly, including, without limitation, either individually or in partnership or jointly, or in conjunction with any other person or persons, firm, association, syndicate or corporation, or as principal, employee, agent, consultant, contractor, officer, director, shareholder, partner, investor, lender, or in any other capacity, engage in or have any financial interest in any Competitive Business.
(b)    The Executive further agrees that during the course of his employment with the Corporation and for a twenty-four (24) month period following the cessation of his employment under this Agreement for any reason, he shall not, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder (unless passive investor) or in any other manner whatsoever, be involved with operations of a Competitive Business.
(c)    "Competitive Business" for the purposes of this Agreement means any part of any corporation, business or enterprise engaged in any business competitive with the business in which the Corporation is then involved and was involved during the course of the Executive's employment, and any corporation, business or enterprise deemed by the Corporation, acting reasonably, to be a competitor and currently includes, but is not limited to, the following corporations or their subsidiaries and affiliates, or, in the event of any merger, acquisition, divestiture or corporate reorganization of the following corporations, any successor in interest or surviving corporation: Flextronics International Ltd, Sanmina-SCI Corp., Jabil Circuit, Inc., Hon Hai Precision Industry Co., Ltd., Benchmark Electronics, Inc. and Plexus Corp.
(d)    For greater clarity, nothing in Section 10.03(b) or (d) shall be construed to prevent the Executive from owning not more than five percent (5%) of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or trade in the over-the-counter market in Canada or the United States of America.
(e)    The parties acknowledge and agree that the Executive was properly presented with and agreed to this non-competition provision at the time of his initial hire with the Corporation, and that as such, the continuation of this non-competition provision as part of this Agreement complies with the requirements of NH RSA 275:70.
10.04    Non-Disparagement. The Executive and the Corporation agree that during the term of this Agreement and after its termination, neither shall make, nor cause to be made, directly or indirectly, any disparaging or derogatory statements about the other, and the Executive shall not make, or cause to be made, directly or indirectly, any disparaging or derogatory statements about the directors, officers, employees, shareholders or agents of the Corporation or its affiliates.
10.05    Notification to Prospective Employer. The Executive agrees to provide written notice to any prospective employer of the existence and terms of this section in writing.
10.06    Injunctive Relief and Specific Performance. The Executive acknowledges and agrees that any breach by the Executive of Sections 9, 10.01, 10.02, 10.03, 10.04, 10.05, 10.08, or 11 of this Agreement shall cause the Corporation irreparable harm which would not be adequately compensable in damages. Therefore, in addition to any other rights or remedies available to the Corporation at law or otherwise, the Corporation shall be entitled to apply to a court of competent jurisdiction for relief. Such relief may include but is not limited to an injunction, restraining order or otherwise as may be appropriate to ensure compliance by the Executive with the provisions contained in this Agreement, and is without prejudice to any other remedy that the Corporation may have in law, in equity, by statute or otherwise.
10.07    Reasonableness of Restrictions. The Executive agrees that all of the restrictions contained in this Section 10 herein are necessary and fundamental to the protection of the business as carried on by the Corporation and that all such restrictions are fair, reasonable and valid given the nature of the Corporation's business and the Executive's position within that business. The Executive further confirms that these obligations will not unduly preclude the Executive from becoming gainfully employed or from otherwise working following the termination of this Agreement.
10.08    Survival. The Executive acknowledges and agrees that the provisions of this Section 10 shall continue in force and survive the cessation of the Executive's employment whether occasioned by resignation, retirement, or termination for any reason.
SECTION 11     INTELLECTUAL PROPERTY
11.01    The Corporation shall own the entire right, title and interest in all Intellectual Property created by the Executive during his employment, or otherwise arising from his employment with the Corporation. The Executive agrees to execute all documents necessary for the filing of applications for trademarks, patents, or any other registrations, both Canadian and foreign, which protects the Corporation's rights to the Intellectual Property, including, without limitation, any necessary assignments.
11.02    "Intellectual Property" includes all original works of authorship, trademarks, logos, designs, inventions, discoveries, developments, innovations, ideas, business improvements, processes, and compilations of data, whether or not subject to registration or capable of registration, which the Executive may solely or jointly create or conceive of as part of, or in conjunction with, his employment with the Corporation.
11.03    The Executive agrees to irrevocably waive his Moral Rights in the Intellectual Property, where "Moral Rights" means any rights to claim authorship of Intellectual Property, to object to any modification of Intellectual Property, and any similar right that exists under judicial or statutory law of any country in the world or under any treaty. regardless of whether or not such right is called or generally referred to as a "moral right."
SECTION 12 ARBITRATION
12.01    With the exception of disputes governed by Section 10.06 of this Agreement, and Section 10.07 and 10.08 of this Agreement (which shall be governed by recourse to a Court of law), all questions, disputes or differences of opinion involving the interpretation, application, administration, or alleged violation of this Agreement including a question of whether a matter is arbitrable, shall be settled by arbitration under the Arbitration Rules of the ADR Institute of Canada, Inc. in accordance with the Arbitrations Act, R.S.O. 1990, c. A.24, as amended from time to time, except as modified by the terms of this Agreement.
12.02    The arbitration will take place in the City of Toronto unless otherwise agreed by the parties. Each party may be represented by counsel at the arbitration.
12.03    The Arbitrator has the right to grant legal and equitable relief including injunctive relief and the right to grant permanent and interim injunctive relief. The Arbitrator shall not make any decision which is inconsistent with the terms and conditions of this Agreement, or which serves to alter, modify, or amend any part of this Agreement.
The Arbitrator shall render a decision within ninety (90) calendar days after his or her hearing of the matter.
12.04    A party hereto (the "Submitting Party") that wishes to submit a question, dispute or difference of opinion involving the interpretation, application, administration or alleged violation of this Agreement to arbitration, shall set out in writing the facts, the provisions of this Agreement that require interpretation or that allegedly have been violated and the Submitting Party's position (the "Arbitration Submission") and shall deliver personally the Arbitration Submission to the other party hereto. Upon receipt of an Arbitration Submission, a party hereto shall set out in writing his or its position in relation to the Arbitration Submission (the "Response") and shall deliver personally the Response to the party who delivered the Arbitration Submission within 15 days of the receipt of the Arbitration Submission. The Arbitration Submission and the Response shall be provided to the Arbitrator.
12.05    An Arbitration Submission must be delivered within six (6) months of the event which gave rise to the Arbitration Submission or within six (6) months of the date the Submitting Party should have been aware of the event or relevant facts giving rise to the Arbitration Submission otherwise the Arbitration Submission is deemed to have been abandoned and shall be absolutely barred, unless the parties agree in writing to extend the time for delivery of the Arbitration Submission.

12.06    The Arbitration Submission shall be heard, determined, and settled by one (1) arbitrator (the "Arbitrator"). The Arbitrator shall be appointed by the mutual written consent of the parties hereto within thirty (30) days of the delivery of the Arbitration Submission and failing such mutual written consent either party may apply to a judge of the Superior Court of Justice (Ontario) for an order appointing an Arbitrator.
12.07    The final award of the Arbitrator shall be a condition precedent to an action in any court, and such award shall be final and binding on the parties with no appeal to any court. The parties hereby agree to carry out any decision or order of the Arbitrator in good faith.
12.08    The Arbitrator shall award costs, if appropriate, in accordance with the provisions of the Rules of Civil Procedure R.R.O. 1990 Regulation 194 and the tariff thereunder. Such costs may include the fee of the Arbitrator.
SECTION 13     GENERAL
13.01    Deductions Required By Law. All amounts paid under this Agreement shall be paid in USA currency less applicable deductions and withholdings unless otherwise specified.
13.02    Payment of Taxes. The Executive is responsible for payment of all taxes in any jurisdiction.
13.03    Gross up for Taxation. To the extent that benefits provided to the Executive under Sections 5.09, 5.10, and 5.11 of this Agreement are considered to be taxable benefits, CLLC shall gross up such payment to account for the applicable taxation. Notwithstanding anything herein to the contrary, any tax gross-up payment that is payable by CLLC to the Executive pursuant to this Section 13.03 shall be made no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes.
13.04    Payment in Respect of Tax Equalization. The Executive will be subject to the applicable income tax law in both Canada and the United States. As of the effective date of this Agreement and for subsequent years while the Executive is employed by CLLC or is no longer employed but continues to receive or realize income pursuant to the terms of this Agreement, the Executive's tax burden will be equalized, as set forth below, so that he will not pay any more or any less tax on the payments made pursuant to the terms of this Agreement than if he had not worked in Canada.
CLLC shall pay the Executive an after tax amount equal to A - B, where:
An is the actual amount of taxes payable (including applicable social taxes) by the Executive in respect of payments received under the terms of this Agreement; and
B is the tax (including applicable social taxes) that the Executive would have been required to pay had payments received pursuant to the terms of this Agreement not been taxable in Canada.

To the extent that the Executive recovers tax or pays less US tax as a consequence of working in Canada (a "Tax Benefit"), as a result of a foreign tax credit or other deduction, and whether received while employed or while no longer employed, the amount of such Tax Benefit shall be paid to CLLC.
The maximum payment in respect of tax equalization under this Section 13.04 shall be $1,500,000 per year inclusive of all tax gross up payments including payments pursuant to 13.03 of this Agreement. The maximum payment will be prorated for the 2024 calendar year based upon the effective date of this Agreement.
Celestica's advisors will provide tax services to perform the calculations of A and B above and will also assist the Executive in the preparation and filing of his Canadian and US tax returns.
Notwithstanding anything herein to the contrary, any tax gross-up payment that is payable by CLLC to the Executive pursuant to this Section 13.04 shall be made no later than the end of the calendar year immediately following the calendar year in which the Executive remits the related tax.
13.05    Currency. Unless otherwise provided for in this Agreement, reference made to payments shall be issued in USA currency.
13.06    Joint and Several Liability. CLLC and CILP shall be joint and severally liable for all amounts owing and obligations to the Executive hereunder.
13.07    Entire Agreement. This Agreement is the entire agreement between the parties and replaces all prior agreements or understandings. There is no term, condition, warranty or representation, collateral or otherwise, that may govern the employment relationship, other than those contained in this Agreement. Any modifications or amendments to this Agreement shall be made in writing and signed by both parties.
13.08    Independent Legal Advice. The Executive acknowledges that he has read and understood this Agreement, and has been given an opportunity to seek independent legal advice with respect to its terms.
13.09    No Inducement. The Executive represents and warrants to the Corporation that he has not been enticed or otherwise induced by the Corporation to leave otherwise secure employment elsewhere to accept employment under this Agreement.
13.10    Prior Employment. The Executive agrees that the Corporation shall not give the Executive any recognition of prior service with any prior employer.
13.11    Severability. If any section, subsection, paragraph, or sub-paragraph of this Agreement is found to be void or unenforceable, said provision shall be deemed to be severed from the remainder of this Agreement for the purposes only of the particular proceedings. The Agreement shall, in all other respects, continue in full force and effect.

13.12    No Waiver. No failure to exercise and no delay in exercising any right or remedy under this Agreement shall be deemed to be a waiver of that right or remedy. No waiver of any right or remedy under this Agreement or any breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent reliance upon such right or remedy or a waiver of any subsequent breach of that provision or of any similar provision.
13.13    Time is of the Essence. Time shall be of the essence of this Agreement in all respects.
13.14    Full Satisfaction. The terms set out in this Agreement; provided that such terms are satisfied by CILP or CLLC, as applicable, are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlements which the Executive has or may have upon the termination of the Executive's employment and the compliance by CILP or CLLC, as applicable, with these terms will effect a full and complete release of the Corporation and its affiliates, from any and all claims which the Executive may have for whatever reason or cause in connection with the Executive's employment and the termination of it, other than those obligations specifically set out in this Agreement and other than the Executive's right to claim indemnification under corporate law and any agreement of CLLC or CILP to provide indemnification to the Executive. In agreeing to the terms set out in this Agreement, the Executive specifically agrees to execute a formal release document to that effect upon termination of employment as. and when, requested by CLLC or CILP and will deliver upon request appropriate resignations from all offices and positions with the Corporation and its affiliates, if, as and when requested by CLLC or CILP, as applicable upon termination of the Executive's employment within the circumstances contemplated by this Agreement.
13.15    Minimum Standards Legislation. For greater certainty, should any provision of this Agreement provide entitlements to the Executive that are less than his entitlements under the ESA, the entitlements under the ESA shall prevail.
13.16    Survival. Upon the termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such termination to the extent necessary to carry out the intentions of the parties under this Agreement including, without limitation, Section 4, 9, 10 and 11.
13.17    Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and the Agreement shall be interpreted without regard to any presumption or other rule requiring interpretation of the Agreement more strongly against the party causing it to be drafted.
13.18    Headings in Agreement. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.
13.19    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein.

13.20    Jurisdiction. The parties submit all of their disputes arising out of or in connection with this Agreement to Arbitration as governed by Article 12 of this Agreement, failing which to the exclusive jurisdiction of the Courts of the Province of Ontario, Canada.
13.21    Notices. Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and may be given by delivery, email, facsimile, or registered mail to the recipient as follows (or such other contact information provided by the Executive or the Corporation from time to time):
To the Executive:
Robert A. Mionis
[***REDACTED***]
To the Corporation:
c/o Douglas Parker
Chief Legal Officer and Corporate Secretary
5140 Yonge Street, Suite 1900
Toronto ON, M2N 6L7

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the dates set out below:
Dated this 25th day of July, 2024.
Celestica International LP,
by its general partner,
Celestica International GP Inc.
/s/ Michael Wilson
per: Michael Wilson. Chair of Celestica Board
Celestica Inc.
/s/ Robert Cascella
per: Robert Cascella, Chair of Human Resources & Compensation Committee Celestica Inc.
/s/ Douglas Parker
per: Douglas Parker, Chief Legal Officer & Corporate Secretary
Celestica International LP
Executive:

/s/ Robert A. Mionis	[***REDACTED***]
Robert Mionis	Witness (Sign & Print Name)
President and Chief Executive Officer